Exhibit 99.1

FOR RELEASE:	Immediately	Nordson Corporation 28601 Clemens Road Westlake, Ohio 44145 USA
CONTACT:	James R. Jaye Senior Director, Communications & Investor Relations 440.414.5639 Jim.Jaye@nordson.com

Nordson Corporation Vice President, General Counsel and Secretary Robert Veillette to Retire;

Gina Brickley Beredo Named Successor

Westlake, Ohio, USA – August 31, 2017 – Nordson Corporation (Nasdaq: NDSN) announces that Vice President, General Counsel and Secretary Robert E. Veillette will retire from the company after 32 years of service, effective December 31, 2017. Upon his retirement, Mr. Veillette will be succeeded by Gina Brickley Beredo who has served as Deputy General Counsel and Assistant Secretary since joining the company in 2013.

Mr. Veillette joined Nordson as a corporate attorney in 1985 and has led the company’s general and intellectual property law functions since 2000. He was elected Vice President, General Counsel and Secretary in 2007. During his tenure, he grew the law department in both size and strength, and set a high standard for the company’s lawyers by providing practical and strategic advice.

“For more than three decades, Bob has been a valued and trusted strategic advisor to our management team and Board of Directors,” said Michael Hilton, Nordson’s President and Chief Executive Officer. “Nordson’s revenues grew from approximately $140 million to nearly $2 billion during Bob’s tenure, and Bob’s invaluable counsel was crucial to our success at many points along that profitable growth journey. On behalf of our Board of Directors and all Nordson employees, we thank Bob for his dedicated and loyal service and wish him well in his retirement.”

Upon Veillette’s retirement, Gina Brickley Beredo will be promoted to Vice President, General Counsel and Secretary and she will serve as an executive officer of the company. She oversees the company’s legal function in global mergers and acquisitions, corporate governance, ethics and compliance, litigation and other general corporate legal matters. Prior to joining Nordson, she served as Chief Litigation Counsel, Director of Compliance & Ethics at American Greetings. Prior to her service at American Greetings, Ms. Beredo was an associate at BakerHostetler LLP. She received her J.D. from the University of Indiana Maurer School of Law and received a B.A. in history from Saint Louis University.

“Gina has been a consummate corporate and business partner since joining our team, and she has quickly earned the full confidence of our board and leadership,” added Mr. Hilton. “We congratulate her on this well-deserved promotion.”

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

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CONTACT:

Nordson Corporation

James R. Jaye (Senior Director, Communications and Investor Relations)

440.414.5639

Jim.Jaye@nordson.com